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Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

December 22, 2006

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, CA 94085

Re: Registration Statement on Form S-4 (File No. 333-                    )

Ladies and Gentlemen:

        We have acted as special counsel to Trimble Navigation Limited, a California corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 ("Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act") up to 5,000,000 shares ("Shares") of common stock, no par value, of the Company and the associated rights to purchase shares of the Company's Series A Participating Preferred Stock (the "Rights") issuable upon consummation of the merger of Roadrunner Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company ("Merger Sub") with and into @Road, Inc., a Delaware corporation ("@Road") pursuant to the terms of the Agreement and Plan of Merger, by and among the Company, Merger Sub and @Road, dated as of December 10, 2006 (the "Merger Agreement").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Restated Articles of Incorporation of the Company, as amended to date; (iii) the Amended and Restated Bylaws of the Company, as amended to date; (iv) the Preferred Shares Rights Agreement dated as of February 18, 1999, as amended on September 10, 2004 (the "Rights Agreement") (v) a specimen certificate evidencing the Common Stock; (vi) the Merger Agreement; and (vii) certain resolutions of the board of directors of the Company, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Common Stock and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto other than the Company had the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties, and (iii) that the Company's board of directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

        We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of California, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights. We do not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the merger is completed in accordance with the Merger Agreement, (iii) the Common Stock has been issued and paid for upon the terms and conditions set forth in the Registration Statement, and (iv) if issued in physical form, certificates representing shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing shares of Common Stock credited to the recipient's account maintained with the Company's transfer agent for Common Stock has been issued by said transfer agent, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 5.1